                                                                EXHIBIT 3

AMENDMENT

TO THE BYLAWS

OF

UIL HOLDINGS CORPORATION

(a Connecticut corporation)

Article III, Section 2 of the Bylaws of the corporation adopted March 22, 1999, as amended to July 22, 2002 (the “Bylaws”) is hereby amended in its entirety as follows:

ARTICLE III.
DIRECTORS.
SECTION 2. NUMBER AND TERM OF OFFICE. The number of directors who will constitute the entire Board of Directors shall be eleven. Directors shall hold office until the next annual meeting of the shareowners and until their successors are duly elected and qualified.

The foregoing amendment to the Bylaws was adopted by the Board of Directors on July 25, 2005.

By	/s/ Susan E. Allen
Susan E. Allen
Secretary

Date	July 27, 2005